SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 6, 2007

Mediavest, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	00-10039	22-2267658
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067

(Address of principal executive
offices including zip code)

(310) 601-2500

(Registrant’s telephone number,
including area code)

N.A.
(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 6, 2007, the board of directors (the “Board”) of Mediavest, Inc. (the “Company”) increased the size of the Board to six members and elected (i) Peter Guber as Co-Chairman of the Board and a director of the Company, and (ii) Paul Schaeffer as Vice-Chairman of the Board and a director of the Company.

Peter Guber is a 30 year veteran of the entertainment industry. His positions previously held include: Former Studio Chief, Columbia Pictures; Founder of Casablanca Record and Filmworks; Founder, and Former Chairman/CEO, PolyGram Filmed Entertainment; Founder and Former Co-owner, Guber-Peters Entertainment Company; Former Chairman and CEO, Sony Pictures Entertainment (SPE). Films directly produced and executive produced by Guber have received more than 50 Academy Award nominations, including four times for Best Picture. Among his personal producing credits are Witches of Eastwick, The Deep, Color Purple, Midnight Express, The Jacket, Missing, Batman and Rain Man which won the Oscar for best picture. During Guber's tenure at SPE, the Motion Picture Group achieved, over four years, an industry-best domestic box office market share averaging 17%. During the same period, Sony Pictures led all competitors with a remarkable total of 120 Academy Award nominations, the highest four-year total ever for a single company. After leaving Sony in 1995, Guber formed Mandalay as a multimedia entertainment vehicle in motion pictures, television, sports entertainment and new media. Guber is a full professor at the UCLA School of Theater, Film and Television and has been a member of the faculty for over 30 years. He also can be seen every Sunday morning on the American Movie Channel (AMC), as the co-host of the critically acclaimed show, Sunday Morning Shootout. He received his BA from Syracuse University, and both a Masters and Juris Doctor degree in law from New York University and was recruited by Columbia Pictures Corporation from NYU where he pursued an MBA degree. He is a member of the New York and California Bars.

Paul Schaeffer is Vice Chairman, COO and Co-Founder of the Mandalay Entertainment Group. Along with Peter Guber (CEO), Mr. Schaeffer is responsible for all aspects of the motion picture and television business, focusing primarily on the corporate and business operations of those entities. Prior to forming Mandalay, Mr. Schaeffer was the EVP of Sony Pictures Entertainment, overseeing the worldwide corporate operations for SPE including Worldwide Administration, Financial Affairs, Human Resources, Corporate Affairs, Legal Affairs and Corporate Communications. During his tenure, Mr. Schaeffer also had supervisory responsibility for the $105 million rebuilding and renovation of Sony Pictures Studios. Mr. Schaeffer is a member of the Academy of Motion Pictures, Arts, & Sciences. A veteran of 20 years of private law practice, Mr. Schaeffer joined SPE from Armstrong, Hirsch and Levine, where he was a senior partner working with corporate entertainment clients. He spent two years as an accountant with Arthur Young & Company in Philadelphia. He graduated from the University of Pennsylvania Law School and received his accounting degree from Pennsylvania State University.

On July 24, 2007, Mr. Guber entered into a Subscription Agreement with the Company and subscribed for 4,500,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). Each share of Common Stock was sold for a purchase price of $0.50 for a total purchase price of $2,250,000.

On July 24, 2007, Mr. Schaeffer entered into a Subscription Agreement with the Company and subscribed for 500,000 shares of Common Stock. Each share of Common Stock was sold for a purchase price of $0.50 for a total purchase price of $250,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mediavest, Inc. (Registrant)

Date: August 10, 2007	By:	/s/ Robert Ellin
Robert Ellin
Chairman and Chief Executive Officer